Exhibit 99.2

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	May 31, 2017
Email	matt.schuler@lasalle.com	Telephone:	+1-312-897-4192
		Mobile:	+1-312-550-2986

JLL Income Property Trust
Closes $250 Million Credit Facility

CHICAGO (May 31, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced it has secured a $250 million credit facility with a syndicate of six market-leading real estate lenders. The credit facility contains an accordion feature that can increase the facility up to a total of $500 million, and has a three-year term with two 12-month extension options, bearing an interest based on LIBOR plus a spread ranging from 1.25% to 2.00%.

“We appreciate the recognition by these six major financial institutions of our investment strategy, the size and quality of our portfolio, and our investment performance track record,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This new facility is an excellent addition to our strategy, and will be used to accelerate acquisitions and increase the financial flexibility of JLL Income Property Trust in pursuit of our investment objectives.”

The six lenders in the credit facility syndicate are led by JPMorgan Chase Bank, N.A. as Sole Bookrunner, Joint Lead Arranger and Administrative Agent, and include Bank of America, N.A., and PNC Bank, National Association, as Co-Syndication Agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Bank, National Association as Joint Lead Arrangers. Other lenders participating in the syndicated credit facility include Wells Fargo Bank, a National Association; Fifth Third Bank, an Ohio Banking Corporation; and BMO Harris Bank N.A.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartments, industrial, office and retail properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.